Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE is made by and between Alere Inc. (“Alere,” and together with its subsidiaries and affiliated companies, the “Company”) and David Teitel (“Employee”), an individual residing at 6 Ledgestone Drive, Hopkinton, MA 01748-2695.

WHEREAS, Employee was employed by Alere in Waltham, Massachusetts;

WHEREAS, Alere has elected to eliminate Employee’s role of Senior Vice President of Finance and therefore terminate Employee’s employment effective as of the close of business on September 30, 2015 (the “Separation Date”);

NOW THEREFORE, in consideration of the mutual promises made herein, Alere and Employee (collectively, the “Parties”) hereby agree as follows:

1. Severance Pay and Final Pay.

(a) In accordance with the terms of this Agreement, and provided that Employee fully complies with all provisions of this Agreement, on Alere’s first regular payroll date after the Effective Date, Alere will pay Employee the following severance pay (the “Severance Pay”):

(i) A total of $430,000, less all required local, state, federal and other employment-related taxes and deductions, which sum represents twelve (12) months of Employee’s current annual base salary of $430,000. The Severance Pay shall be paid in one lump-sum payment in accordance with Alere’s standard payroll practices.

Employee acknowledges and agrees that the Severance Pay and other benefits provided in this Agreement are not otherwise due or owing to Employee under any Company employment agreement (oral or written) or Company policy or practice without the execution of this Agreement.

(b) On the Separation Date, the Company shall pay Employee (1) his final paycheck for services performed through the Separation Date, less applicable withholdings and deductions, (2) all accrued but unused vacation, less applicable withholdings and deductions, and (3) in accordance with the Company’s reimbursement policy for all business expenses which he properly incurred in connection with his work for the Company through the Separation Date. With the exception of: (a) the payments described in the above sentence and (b) the payments addressed in Section 3 (“Short Term Incentive Plan”) herein, Employee further acknowledges that Employee has been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to Employee now or which would have become due in the future in connection with Employee’s employment with or separation of employment from the Company and that Employee has been fully and accurately paid for all hours worked.

2. Restricted Stock Units. Notwithstanding anything to the contrary in the Company’s equity plans or any restricted stock unit (RSU) award agreement between the Company and Employee (including the Restricted Stock Unit Agreement for U.S. Executives Under the Alere Inc. 2010 Stock Option and Incentive Plan, dated as of August 31, 2014), the unvested portion of the below listed RSU award shall be accelerated and become fully vested and exercisable as of the Separation Date:

Grant Number	Grant Date	Plan/Type	Shares	Unvested	Outstanding/ Unreleased

RS000011	08/31/2014	2010/RSU	15,000	10,000	15,000

The Company hereby represents that it has taken all action and received all necessary approvals to validly accelerate the vesting of the above RSUs, including without limitation the appropriate approval of the Compensation Committee.

3. Short Term Incentive Plan. In accordance with the terms of this Agreement, and provided that Employee fully complies with all provisions of this Agreement, Employee shall be entitled to receive a pro-rata portion (which is 75%) of Employee’s 2015 short term incentive plan payment pursuant to Management Proposal for the 2015 Annual Incentive Plan February 2015 which is attached as Exhibit B (assuming for the sake of this Agreement 100% satisfaction of the eligibility requirements associated with Employee’s 2015 short term incentive plan, with the exception of the following provision on page 2 which is hereby waived by the Company “To be eligible for the incentive payment, participants must employed by the Company at the time the incentive payment is processed, and must be in good standing”). The pro-rata portion (75%) of Employee’s 2015 short term incentive plan payment will be paid in the ordinary course of business along with other participants, which is currently expected to take place during Q1 2016. This pro-rata portion (75%) will be capped at 100% of eligible payout.

4. Outplacement Assistance. In exchange for executing this Agreement, the Company will provide Employee with outplacement support services through Waldron & Company in the amount of three (3) months of the Job Search Essentials - up to 10 meetings program, according to the terms of the program.

5. COBRA and Other Benefits. If Employee is participating in the Company’s Medical, Dental, Employee Assistance Program, and/or Healthcare Reimbursement Account, Employee can continue participating in these plans for a maximum of thirty (30) calendar days from the Separation Date at the “active” employee rate for Employee and his eligible dependents (where applicable). Employee may choose at any time during that period to discontinue benefit coverages by notifying Alere’s Culture & Performance Department.

If Employee chooses to continue his medical and dental coverages beyond the thirty (30) calendar day maximum period from the Separation Date, Employee will be responsible for electing COBRA and for paying the premium. Prior to that date, Employee will receive COBRA continuation information from the Company’s COBRA vendor. In order to protect Employee’s rights to COBRA coverage, Employee must elect and return the election notice by the grace date on the election form.

If Employee is participating in one or more of the following programs at the time of termination, his Basic and Supplemental Life and AD&D benefits will be continued at an “active” employee contribution rate for Employee and his dependents (where applicable) for a maximum of a thirty (30) calendar day period from the Separation Date. Conversion rights for the above-mentioned programs will be available at the time coverage ceases.

Special continuation provisions will not be provided for Dependent Care Reimbursement Account, Disability, 401(k), or any other Company provided benefit not identified above. Other benefits not identified above will cease as they do for any other termination of employment.

6. Covenants by Employee. Employee expressly acknowledges and agrees to the following in exchange for the Severance Pay and other benefits described above:

(i)	Employee has no right of reinstatement or future employment with the Company and that, should Employee apply for such employment, the Company shall have no obligation to consider Employee for any employment position;

(ii)	Employee has returned all Company property, including but not limited to Employee’s office keys, electronic access cards, laptop computer, Blackberry, cellular telephone, Company documents and files, Company data and information, and any other computer hardware, disks or files in Employee’s possession, custody or control, whether maintained by Employee at work or off-site. Employee further acknowledges that Employee will have retrieved from the Company all of his personal effects as of the Separation Date. Notwithstanding the foregoing, the Company agrees that, after Employee’s laptop computer is returned to the Company for purposes of removing any Company information from the laptop, Alere will return it to Employee for personal use. Alere also agrees to allow Employee to retain his Company issued cellular telephone on the condition Employee switches coverage to a personal account to be paid for by Employee;

(iii)	Employee will abide by the Company’s Nondisclosure, Noncompetition and Developments Agreement Employee entered into on December 4, 2003, a copy of which is attached hereto as Exhibit A and the terms of which are hereby incorporated in this Agreement by reference. Further, Employee will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(iv)	All information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by Employee and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by law);

(v)	The Parties will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of each other (and their officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the other party, and that the Parties will not engage in any conduct which is intended to harm professionally or personally the reputation of Employee or the Company and/or its officers, directors and managers;

(vi)	Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from cooperating in good faith with a legitimate investigation by a state or federal governmental agency; and

(vii)	The breach of any of the foregoing covenants in this Section 6 by Employee within one year of the date of this Agreement (other than Employee’s obligation of confidentiality set forth in the Company’s Nondisclosure, Noncompetition and Developments Agreement Employee entered into on December 4, 2003, which obligation shall survive indefinitely) and the Employee’s failure to cure such breach within fifteen (15) days of the receipt of the Company’s written notice of such breach, shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Pay and the cost of any severance benefits already paid to Employee pursuant to this Agreement.

7. Release of Claims.

(i)

In consideration of the good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which consideration Employee hereby acknowledges (and which Employee acknowledges is in addition to any benefits to which Employee is otherwise entitled), Employee, for him and his heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily releases, waives and forever discharges Alere Inc., and each of its subsidiaries, corporate affiliates, successors, assigns, former, current or future shareholders, benefit plans, benefit plan administrators and fiduciaries, officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities (the “Company Released Parties”), from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys’ fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, Employee now has, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date Employee signs this Agreement, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., 42 U.S.C. § 1981; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action, whether arising under state, local, or federal law or constitution. Employee hereby acknowledges and understands that this is a General Release and that Employee is releasing all rights to sue the Company Released Parties for any action or omission up to and including the date of the execution of this Agreement, including, without limitation, claims arising out of or in any way related to Employee’s employment relationship with the Company.

(ii)	Notwithstanding the foregoing, this Paragraph 7 shall not release the Company from any obligation expressly set forth in this Agreement (including without limitation the Severance Pay in Section 1, the vesting of RSUs in Section 2 and eligibility for 2015 short term incentive plan payment in Section 3), does not preclude Employee from participating in good faith in any investigation or proceeding before the United States Equal Employment Opportunity Commission (“EEOC”) or a state anti-discrimination agency, but Employee understands and agrees that he will not be entitled to any monetary or other relief from the EEOC, a state anti-discrimination agency or any Court as a result of any such investigation or proceeding, does not release any right or claim to vested benefits and does not release any right or claim Employee has to indemnification, contribution and/or defense, if any. Further, this Agreement shall not affect any rights Employee may have under any employee benefit plans or programs, including, without limitation, under any medical insurance (including the right to continue benefits under COBRA), disability plan, workers’ compensation, unemployment compensation or any retirement savings plan, including the 401(k) Retirement Savings Plan.

(iii)	Employee expressly acknowledges and agrees that, but for his signing this Agreement, Employee would not be receiving the Severance Pay and other benefits being provided to Employee under the terms of this Agreement with the exception of the payments under Section 1(b).

8. Entire Agreement/Choice of Law/Enforceability. Employee acknowledges and agrees that, with the exception of the Nondisclosure, Noncompetition and Developments Agreement identified in Paragraph 6, 2015 short term incentive plan (as amended by Section 3 herein) and Restricted Stock Unit Agreement between Company and Employee dated August 31, 2014 (as amended by Section 2 herein), which is expressly incorporated herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between Employee and the Company, and, together with the Nondisclosure, Noncompetition and

Developments Agreement, the 2015 short term incentive plan (as amended by Section 3 herein) and Restricted Stock Unit Agreement between Company and Employee dated August 31, 2014 (as amended by Section 2 herein), sets forth the entire agreement between Employee and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of laws principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

9. Waiver of Right to Jury Trial. Employee and the Company hereby expressly, voluntarily, knowingly and irrevocably waive any Constitutional or other right each may have to a trial by jury concerning any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the Parties hereto with respect to Employee’s employment or separation of employment from the Company. Any party to this Agreement may file an original counterpart or copy of this section with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

10. Costs and 409A. The Parties shall bear their own costs, expert fees, attorney’s fees and other fees incurred in connection with this Agreement. The Parties hereby state their joint belief that all payments and benefits provided for under this Agreement are either exempt from Section 409A of the Internal Revenue Code or comply with the requirements of such Section so as not to cause an acceleration of taxation, or imposition of interest or penalties, under Section 409A or any other provision of the Internal Revenue Code and may be paid without application of the 6-month delay provisions of IRC §409A(a)(2)(B)(i). Accordingly, the Parties agree that all tax reporting and withholding will be consistent with this understanding.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12. Effective Date. This Agreement shall be effective upon the eighth day after Employee signs it, provided that Employee has not previously revoked this Agreement pursuant to Paragraph 13(v) below (“Effective Date”).

13. Understanding this Agreement and Acknowledgement and Waiver of ADEA Claims. Employee acknowledges that before signing this Agreement, Employee has taken all steps Employee believes are necessary to ensure that Employee understands what he is signing, what benefits he is receiving and what rights he is giving up.

(i)	By signing this Agreement, Employee acknowledges that Employee has read it carefully and understands all of its terms.

(ii)	Employee understands and acknowledges that, if Employee does not sign this Agreement, Employee will not be receiving the Severance Pay and benefits described in this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.

(iii)	Employee understands and acknowledges that among other claims Employee is releasing in this Agreement, are any claims against the Company alleging discrimination on the basis of age. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.

(iv)	Employee acknowledges that Employee has been advised in writing and encouraged by this Agreement to consult with legal counsel for the purpose of reviewing the terms of this Agreement prior to executing this Agreement. Employee further acknowledges that Employee has been represented by legal counsel of his choice in the preparation, negotiation and execution of this Agreement, or that Employee has voluntarily declined to seek such counsel.

(v)	Employee further acknowledges that Employee has been advised in writing that (i) Employee has twenty-one (21) days within which to consider this Agreement which may be waived by signing and returning this Agreement prior to the expiration of the 21-day period, (ii) Employee has seven (7) days following his execution of this Agreement to revoke the Agreement, and (iii) this Agreement shall not be effective and no Severance Pay or benefits described in this Agreement shall be paid until the seven-day revocation period has expired. Any revocation should be in writing and delivered to the Company, c/o Amy Byrne, 51 Sawyer Road, Suite 200, Waltham, MA 02453, by close of business on the seventh day from the date that Employee signs this Agreement.

14. Indemnification. The Company hereby agrees to hold harmless and indemnify Employee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(i)	Proceedings Other Than Proceedings by or in the Right of the Company. Employee shall be entitled to the rights of indemnification provided in this Section l4(i) if, by reason of Employee’s Corporate Status (as hereinafter defined), the Employee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section l4(i), Employee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Employee, or on Employee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful.

(ii)	Proceedings by or in the Right of the Company. Employee shall be entitled to the rights of indemnification provided in this Section l4 (ii) if, by reason of Employee’s Corporate Status, the Employee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section l4(ii), Employee shall be indemnified against all Expenses actually and reasonably incurred by the Employee, or on the Employee’s behalf, in connection with such Proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Employee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

(iii)	Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Employee is, by reason of Employee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Employee or on Employee’s behalf in connection therewith. If Employee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Employee against all Expenses actually and reasonably incurred by Employee or on Employee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(iv)	All agreements and obligations of the Company contained in this Section 14 shall continue during the period Employee is an employee of the Company and shall continue thereafter so long as Employee shall be subject to any Proceeding by reason of Employee’s Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. The indemnification provided by this Section 14 is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Employee thereunder.

(v)	“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(vi)	“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Employee or the amount of judgments or fines against Employee.

(vii)	“Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Employee was, is or will be involved as a party or otherwise, by reason of Employee’s Corporate Status, by reason of any action taken by Employee or of any inaction on Employee’s part while acting in Employee’s Corporate Status; in each case whether or not Employee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

15. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. All compensation and benefits provided to the Employee under this Agreement (including pursuant to Sections 1, 2, 3 and 4) are in consideration of the Employee’s services rendered to the Company and of the Employee’s adhering to the terms of this Agreement and the Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Separation Date, or otherwise. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, employment agreement or other contract, plan or agreement still effective following the Separation Date.

[Remainder of Page Intentionally Left Blank]

Employee’s signature below reflects Employee’s understanding of, and agreement to, the terms and conditions set forth above and of the legal and binding effect of this Agreement. Employee also acknowledges that either the date set forth below Employee’s signature is twenty-one (21) days from the date of Employee’s receipt of this Agreement or Employee has executed the attached Endorsement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Alere Inc.

By:	/s/ James F. Hinrichs
Name:	James F. Hinrichs
Title:	CFO

Dated:	9/30/15

/s/ David Teitel
David Teitel

Dated:	9/30/15

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